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                                                                   EXHIBIT 10.26

                                [FLAG LETTERHEAD]


                                  CONFIDENTIAL

October ___, 2002


Adnan Othman Omar
Villa No. 13
Bin Himd Residential Compound
Kayyal Street, Rawdah District
Jeddah, Western Province
Saudi Arabia 21411

             AMENDMENT TO EMPLOYMENT AGREEMENT FOR ADNAN OTHMAN OMAR
              PURSUANT TO THE THIRD AMENDED AND RESTATED JOINT PLAN
                        OF REORGANIZATION OF THE COMPANY

Dear Adnan:

Pursuant to the Third Amended and Restated Joint Plan of Reorganization of Debtors under Chapter 11 of the Bankruptcy Code (such debtors referred to collectively herein as the "COMPANY"), as may be amended from time to time (the "PLAN"), your Employment Agreement dated 1 April 2002 (your "AGREEMENT"), as amended by the Addendum to your Agreement dated 10 April 2002 (your "ADDENDUM"), is hereby, effective as of the Effective Date (as defined in the Plan), assumed by FLAG Telecom Group Limited ("FTGL") as further amended below.

1. DEFINITIONS. As used herein, "Cause" and "Good Reason" shall have the definitions set forth below:

     (a) "GOOD REASON" shall mean, without your consent, the occurrence of any of the following events which is not cured by FTGL within ten (10) business days following your written notice to FTGL of the event constituting Good Reason; provided, however, that any such written notice received by FTGL following the thirty (30) day period after the date on which you had first hand knowledge of the occurrence of such event giving rise to Good Reason shall not be effective and you shall be deemed to have waived your right to terminate employment for Good Reason with respect to such event: (i) reduction in your salary or target bonus opportunity; (ii) material reduction in any material employee benefits generally provided to other employees (unless such reduction is done on a

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          company-wide basis); (iii) a breach of any material term of your
          Agreement; (iv) material adverse change in your position, status, responsibilities or reporting lines or change in your position, status, responsibilities or reporting lines as a result of which such position, status, responsibilities or reporting lines are materially inconsistent with such position, status, responsibilities or reporting lines prior to such change; (v) relocation of your primary office location or location where your principal business duties are performed more than fifty (50) miles from your current office or business location; or (vi) relocating the FLAG management subsidiary more than fifty (50) miles from London, England.

     (b) "CAUSE" shall mean the occurrence of any of the following events or circumstances: (i) willful continued failure to substantially perform the duties of your position after written notice thereof which, if curable, is not cured by you within ten (10) business days following FTGL's written notice to you of the event or circumstance constituting Cause; provided, however, that any such written notice received by you following the thirty (30) day period after the date on which FTGL had first hand knowledge of the occurrence of such event or circumstance giving rise to Cause shall not be effective and FTGL shall be deemed to have waived its right to terminate your employment for Cause with respect to such event or circumstance; or (ii) conviction of or plea of guilty or no contest for a felony or other crime which, if it were made public, could reasonably be expected to have a material adverse affect on the business reputation or affairs of FTGL.

2. RETENTION PAYMENT AMOUNT. You shall vest in your Retention Payment Amount on the Effective Date. Notwithstanding anything to the contrary in your Agreement or Addendum, you shall be obligated to repay your Retention Payment Amount if, prior to the Effective Date, you resign without Good Reason or you are terminated for Cause.

3. ENTERPRISE VALUE BONUS. You shall not be entitled to payment of the percentage of the Enterprise Value of the Company as contemplated under your Addendum.

4. 2002 BONUS. Your bonus for 2002 shall be paid in accordance with the following:

     (a) You shall be eligible to earn your target bonus as in effect prior to the Commencement Date (as defined in the Plan) if (i) you are employed on 31 December 2002 by FTGL or (ii) your employment with FTGL terminates prior to 31 December 2002 for any reason other than a termination for Cause or voluntary resignation for other than Good Reason; provided that the conditions of Section 4(c) below are met.

     (b) Your bonus shall be payable in a cash lump sum as soon as practicable following 31 December 2002, but in no event later than 20 January 2003; provided that, if fourth quarter financial results are not available on 15

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          January 2003, the portion of the bonus based upon such results shall be payable within five days of such results becoming available, but in no event later than March 31, 2003.

     (c) Fifty percent of your target bonus shall be payable if available cash plus working capital of FTGL and its subsidiaries as of the Effective Date is equal to or greater than projected or if the available cash plus working capital of FTGL and its subsidiaries as of the Effective Date is within 2.5 percent of such projection. The remaining fifty percent of the target bonus shall be payable if each of cash revenue and cash flow in fourth quarter 2002 is equal to or greater than projected or if each of cash revenue and cash flow in fourth quarter 2002 is within 2.5 percent of each such projection.

     (d) For purposes hereof, the projections referenced in Section 4(c) above and the meaning of "available cash plus working capital", "cash revenue" and "cash flow" shall be determined consistent with Section
          6.7.4 of the Plan.

5.   TERMINATION OF EMPLOYMENT.

     Clause 8 of your Agreement shall be deleted and replaced with the following:

     This Agreement shall continue for a period of two years (the "Fixed Term") from 1 April 2002.

     Notwithstanding any other provision herein, you may terminate your employment for any reason by 60 days' written notice to FTGL. If you terminate your employment with Good Reason, you will be paid a lump sum payment of US$610,000. If you terminate your employment for any other reason, you will receive no further salary or allowances or any other benefit. For the avoidance of doubt, you shall be entitled to your salary, allowances and other benefits until your actual termination date.

     Notwithstanding any other provision herein, FTGL may terminate your employment at any time. If FTGL terminates your employment for Cause or due to your death or disability or if your employment terminates due to the expiration of the Fixed Term, you will receive no further salary or allowances or any other benefit. If FTGL terminates your employment without Cause, you will be paid a lump sum payment of US$610,000.

     In the event of a change in Control, you will be entitled to resign within 30 days of the change in Control and receive a lump sum payment of US$610,000. You shall not be entitled to resign pursuant to this paragraph solely as a result of a change in composition of the Board of Directors of FTGL or a change in ownership of FTGL, in each case pursuant to the Plan.

     FTGL considers that the current change in control language in this Clause 8 ("Change in Control") of the Agreement linked to payment is not triggered by the Court's decision on a restructuring plan, its implementation, or any part of such process. In the event that such restructuring is held to be a Change in

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     Control at some future date, the Retention Payment Amount will be deducted from any entitlement in the event of a Change in Control.

     Control has the meaning given to it in Section 840 of the Income and Corporate Taxes Act 1988, where the company that gained control of FTGL was not at the date of the change in Control a Group Company of FTGL. Group Company means any company which for the time being is a holding company of FTGL or a subsidiary of FTGL (both as defined by S.736 of the Companies Act
     1985) or a subsidiary of a holding company (as defined).

6.   LEGAL EXPENSES.

     (a) FTGL shall pay your actual documented litigation-related costs and expenses (including attorneys fees) to the extent that (i) such costs and expenses are pending reimbursement or not actually reimbursed by the insurers under the directors and officers liability insurance policies of the Company in existence prior to the Effective Date (the "POLICIES"), regardless of whether such costs and expenses were incurred pre- or post-petition, and (ii) the aggregate amount of the payments described in this sentence, together with all other payments made pursuant to Section 6.4.1(b) of the Plan, shall not exceed $3.25 million and the aggregate amount of such payments for the period through the first anniversary of the Effective Date shall not exceed $1.625 million. Notwithstanding the foregoing, FTGL shall not be required to advance costs and expenses that are pending reimbursement by the insurers under the Policies if such advancement would result in the contravention of the Sarbanes-Oxley Act of 2002 (as defined below). "Sarbanes-Oxley Act of 2002" means that certain U.S. federal legislation adopted on July 30, 2002, as amended or supplemented from time to time, or any U.S. federal statute or regulation adopted by the U.S. Securities and Exchange Commission in effect that has replaced, amended or supplemented or will replace, amend or supplement such statute.

     (b) You shall take all reasonably necessary action to collect from the directors and officers liability insurers of the Company the costs and expenses described in Section 6(a) above and fully cooperate with FTGL in connection with any coverage disputes under Section 6(f) below. In the event of a material violation of your obligation to cooperate with FTGL pursuant to the preceding sentence, FTGL's obligation to make payments under Section 6(a) above shall terminate.

     (c) You hereby represent and certify that you have not knowingly made any fraudulent statements or material misrepresentations to the directors and officers liability insurers of the Company or persons acting on their behalf in connection with the directors and officers insurance application process. In the event that you are found by a judgment or other final adjudication to have knowingly made such a fraudulent statement or material misrepresentation, FTGL's obligation to make the payments in Section 6(a) above shall immediately terminate and you shall be required to refund

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          your pro rata share of any payments made by FTGL pursuant to Section
          6.4.1(b) of the Plan. Such pro rata share shall be determined by dividing the total amount of such payments by the total number of defendants in the relevant litigation.

     (d) All payments made pursuant to Section 6(a) above, to the extent actually paid by FTGL, shall be immediately reimbursable upon collection by you to the extent of and out of any indemnified fees, costs and expenses actually reimbursed by the insurers under the Policies.

     (e) FTGL shall reimburse you for attorneys fees and expenses incurred in connection with the Chapter 11 Cases (as defined in the Plan), in an amount not to exceed, together with all other reimbursements pursuant to Section 6.4.2 of the Plan, $180,000 in the aggregate. Any such reimbursement shall reduce the maximum amount payable under Section 6(a) above.

     (f) FTGL shall pay its own attorneys fees and costs in connection with disputes as to coverage under the Policies and take all reasonably necessary action to resolve any such disputes; provided, however, that FTGL shall not be responsible, either directly or through reimbursement, for costs associated with any legal or other professionals retained by you in connection with such disputes.

7. INDEMNIFICATION. You shall be indemnified by FTGL with respect to acts and omissions occurring on or after the Effective Date to the same extent as the other directors and officers of FTGL.

8. DEFERRED COMPENSATION. Except with respect to your bonus for 2002, you shall not be entitled to receive any deferred compensation earned or incurred prior to the Effective Date. For the avoidance of doubt, it is understood that the foregoing sentence shall not prevent you from receiving the Retention Payment Amount referred to in Section 2 above, to the extent eligible.

9. NO DEFAULTS/CURE OBLIGATIONS. You hereby acknowledge that no default exists under your Agreement or Addendum that is required to be cured upon assumption.

10. OTHER TERMS IN EFFECT. Except as specifically modified herein, the employment period and other terms of your Agreement and Addendum remain in force.

Please indicate your acceptance of the above by signing and dating below.

Sincerely,


FLAG Telecom Group Limited

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By:
   -------------------------------

Name:
Title:


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Adnan Othman Omar

Date
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